EXHIBIT 99.1

News Release

ChoiceOne Reports Fourth Quarter 2025 Results

Sparta, Michigan – January 30, 2026 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended December 31, 2025.

Significant items impacting comparable periods of 2024 and 2025 results include the following:

•
On March 1, 2025, ChoiceOne completed the merger (the “Merger”) of Fentura Financial, Inc. (“Fentura”), the former parent company of The State Bank, with and into ChoiceOne with ChoiceOne surviving the merger. On March 14, 2025, the consolidation of The State Bank with and into ChoiceOne Bank with ChoiceOne Bank surviving the consolidation was completed.
•
The total assets, loans and deposits acquired in the Merger were approximately $1.8 billion, $1.4 billion and $1.4 billion, respectively.
•
Merger related expenses, net of taxes, of $13.9 million or $0.99 per diluted share for the year ended December 31, 2025. There were no merger expenses in the fourth quarter of 2025 and management does not anticipate additional material merger expenses.
•
Merger related provision for credit losses, net of taxes, of $9.5 million during the first quarter ended March 31, 2025, or $0.68 per diluted share for the year ended December 31, 2025.

Highlights

•
ChoiceOne reported net income of $13,867,000 and $28,176,000 for the three months ended and year ended December 31, 2025, compared to net income of $7,159,000 and $26,727,000 for the same periods in the prior year, respectively. Net income excluding merger expenses, net of taxes, and merger related provision for credit losses, net of taxes, was $13,867,000 and $51,524,000 for the three months ended and year ended December 31, 2025, respectively.
•
Diluted earnings per share were $0.92 and $2.01 for the three months ended and year ended December 31, 2025, compared to diluted earnings per share of $0.79 and $3.25 in the same periods in the prior year. Diluted earnings per share excluding merger expenses, net of taxes, and merger related provision for credit losses, net of taxes, were $0.92 and $3.68 for the three months ended and year ended December 31, 2025.
•
Core loans, which exclude held for sale loans and loans to other financial institutions, increased by $55.6 million or 7.6% on an annualized basis during the fourth quarter of 2025 and grew organically by $86.1 million or 5.7% during the twelve months ended December 31, 2025. Core loans also grew by $1.4 billion due to the Merger on March 1, 2025.
•
Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.04%. Nonperforming loans to total loans (excluding loans held for sale) increased to 0.98% as of December 31, 2025 compared to 0.69% as of September 30, 2025. Notably, 0.63% of the nonperforming loans to total loans (excluding loans held for sale) is attributed to certain purchased loans which were identified prior to the Merger as having credit deterioration. Importantly, we believe this uptick is not indicative of a broader trend, and current portfolio performance does not suggest emerging weakness in underlying credit quality.

"2025 was a landmark year for ChoiceOne—not only because of the successful merger with Fentura and its subsidiary, The State Bank, but also due to our strong financial performance. These accomplishments are a direct result of the hard work and dedication of our exceptional team, whose efforts truly shined throughout the year" said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net income of $13,867,000 and $28,176,000 for the three months ended and year ended December 31, 2025, compared to net income of $7,159,000 and $26,727,000 for the same periods in the prior year, respectively. Net income excluding merger expenses, net of taxes, and merger related provision for credit losses, net of taxes, was $13,867,000 and $51,524,000 for the three months ended and year ended December 31, 2025, respectively. Diluted earnings per share were $0.92 and $2.01 for the three months ended and year ended December 31, 2025, compared to diluted earnings per share of $0.79 and $3.25 in the same periods in the prior year. Diluted earnings per share excluding merger expenses, net of taxes, and merger related provision for credit losses, net of taxes, were $0.92 and $3.68 for the three months ended and year ended December 31, 2025.

As of December 31, 2025, total assets were $4.4 billion, an increase of $1.7 billion compared to December 31, 2024. The growth in total assets is primarily attributed to the Merger. In addition to growth related to the Merger, ChoiceOne also grew in core loans, securities and loans to other financial institutions, which consist of a warehouse line of credit used to facilitate mortgage loan originations. Interest rates and balances from this warehouse line of credit fluctuate with the national mortgage market and are short term in nature.

Core loans, which exclude held for sale loans and loans to other financial institutions, increased by $55.6 million or 7.6% on an annualized basis during the fourth quarter of 2025 and grew organically by $86.1 million or 5.7% during the twelve months ended December 31, 2025. Core loans also grew by $1.4 billion due to the Merger on March 1, 2025. Loan interest income increased $23.0 million in the fourth quarter of 2025 compared to the same period in 2024 and decreased $506,000 compared to the third quarter of 2025. The decrease from the third quarter is due to rate reductions in PRIME rate loans which are tied to changes in the federal funds rate and a decrease in interest income due to accretion from purchased loans. Interest income for the three months ended December 31, 2025, includes $3.1 million of interest income due to accretion from purchased loans compared to $3.6 million for the three months ended September 30, 2025. Interest income due to accretion from purchased loans increased GAAP net interest margin by 29 and 36 basis points in the fourth and third quarter of 2025, respectively. Of this amount, $2.3 million was calculated using the effective interest rate method of amortization, while the remaining $635,000 resulted from accretion through unexpected payoffs and paydowns of loans with an associated fair value mark. Estimated interest income due to accretion from purchased loans for 2026 using the effective interest method of amortization is $8.0 million; however, actual results will be dependent on prepayment speeds and other factors. It is estimated that a total of $53.1 million remains to be recognized as interest income due to accretion from purchased loans over the life of the loan portfolio.

Deposits, excluding brokered deposits, increased by $760,000 as of December 31, 2025, compared to September 30, 2025. Deposits, excluding brokered deposits, increased by $1.3 billion as of December 31, 2025, compared to December 31, 2024 largely as a result of the Merger. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits and short term FHLB advances to ensure ample liquidity. As of December 31, 2025, the total balance of borrowed funds from the FHLB was $265.0 million at a weighted average rate of 3.83%, with $245.0 million due within 12 months. At December 31, 2025, total available borrowing capacity secured by pledged assets was $1.1 billion. ChoiceOne can increase its borrowing capacity by utilizing unsecured federal fund lines and pledging additional assets. Uninsured deposits totaled $1.2 billion or 33.2% of deposits at December 31, 2025.

In the three months ended December 31, 2025, ChoiceOne’s annualized cost of deposits to average total deposits remained flat compared to the three months ended September 30, 2025 and was down one basis point compared to the three months ended December 31, 2024, despite the higher-cost deposits acquired through the Merger. The annualized cost of funds decreased by 11 basis points, from 1.90% to 1.79% in the three months ended December 31, 2025 compared to the same period in the prior year, primarily due to a decrease in higher cost local and brokered CDs. Interest expense on borrowings for the three months ended December 31, 2025, increased by $289,000 compared to the same period in the prior year, due to a $58.2 million increase in the average balance borrowed offset by a reduction in rates. In the three months ended December 31, 2025, compared to the three months ended September 30, 2025, annualized cost of funds increased 2 basis points from 1.77% to 1.79% despite reductions in federal funds rates during the fourth quarter. This is due to the timing of reductions to customer rates later in the fourth quarter, increased competition for deposits, and the reduction of cash flow on pay-fixed swaps tied to interest bearing deposits which offset interest expense. With ChoiceOne’s already low cost of deposits and market conditions, further reductions in federal funds rates may not immediately offset with savings on reductions in deposits and short term borrowings.

The provision for credit losses on loans was $1.1 million in the fourth quarter of 2025, due to $112.1 million of loan growth in the portfolio, excluding loans held for sale, and $305,000 in net charge offs. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.18% on December 31, 2025 compared to 1.19% on September 30, 2025, and 1.07% on December 31, 2024. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.04%. Nonperforming loans to total loans (excluding loans held for sale) increased to 0.98% as of December 31, 2025 compared to 0.69% as of September 30, 2025. Notably, 0.63% of the nonperforming loans to total loans (excluding loans held for sale) is attributed to certain purchased loans which were identified prior to the Merger as having credit deterioration. Importantly, we believe this uptick is not indicative of a broader trend, and current portfolio performance does not suggest emerging weakness in underlying credit quality.

ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed rate assets and variable rate liabilities. During the third quarter of 2025, ChoiceOne entered into $30.4 million in amortizing pay-fixed interest rate swaps to hedge interest rate risk on approximately $40.6 million of newly purchased agency mortgage backed securities. The interest rate swaps are designed to amortize with the expected cash flow of the bonds and hold a coupon of 3.52% and a contractual term ending in 2040. On December 31, 2025, ChoiceOne held pay-fixed interest rate swaps with a total notional value of $380.4 million, a weighted average coupon of 3.15%, a fair value of $8.4 million and an average remaining contract length of 7.0 years. Settlements from interest rate swaps amounted to $955,000 for the fourth quarter of 2025 compared to $1.3 million for the third quarter of 2025. In addition to the pay-fixed interest rate swaps, ChoiceOne also employs back-to-back swaps on select commercial loans, with the impact reflected in interest income. In January 2026, ChoiceOne exited $201.0 million of pay‑fixed interest rate swaps with a coupon of 3.4%, realizing a small gain, that will be applied to the basis of the hedged bonds. After evaluating multiple rate scenarios, we determined that our interest rate risk profile and overall balance‑sheet flexibility are improved without the pay‑fixed interest rate swaps, and we believe this action better aligns our interest‑rate posture with long‑term value creation for shareholders. Following this exit, ChoiceOne has approximately $180 million of pay-fixed interest rate swaps with a weighted average coupon of 2.88%.

As of December 31, 2025, shareholders’ equity was $465.4 million, a significant increase from $260.4 million on December 31, 2024. This growth was primarily driven by the Merger, in which ChoiceOne issued 6,070,836 shares of common stock on March 1, 2025, valued at $193.0 million. Additional growth of $2.1 million is the result of improvement to accumulated other comprehensive loss during the year. ChoiceOne also repurchased 25,116 shares of stock for a net cost of $775,000 under our existing share repurchase plan. The repurchase plan has 350,272 shares remaining to purchase as of December 31, 2025. The repurchase reflects our view that our capital position is healthy and the repurchase of shares is in the best interest of our shareholders. ChoiceOne Bank continues to be “well-capitalized,” with a total risk-based capital ratio of 12.5% as of December 31, 2025, compared to 12.7% on December 31, 2024.

Noninterest income increased by $1.1 million and $6.7 million for the three months ended and year ended December 31, 2025, compared to the same periods in the prior year. This increase was partly driven by higher interchange income, which rose due to increased volume from the Merger. Trust income as well as insurance and investment commissions income also increased as a result of higher estate settlement fees and customers obtained from the Merger. These increases were offset by a decline in gains on sales of loans and losses on sales and write downs of other assets. Gains on sales of loans declined as the bank maintained conservative underwriting and chose not to pursue certain loan sale opportunities that did not meet our pricing or credit risk standards. Noninterest income decreased $1.0 million in the fourth quarter of 2025 compared to the third quarter 2025 due primarily to losses on sales of other assets of $161,000 and unrealized losses on market value of equity securities of $655,000.

Noninterest expense increased by $10.0 million and $54.0 million for the three months ended and year ended December 31, 2025, compared to the same periods in 2024. The increase in 2025 was largely due to merger-related expenses of $17.4 million during 2025, compared to $1.0 million in the same period in the prior year. Management does not anticipate additional material merger expenses. The remainder of the increase was primarily due to the addition of Fentura on March 1, 2025. Noninterest expense decreased by $866,000 in the fourth quarter of 2025 compared to the third quarter of 2025 due to decreases in collections and fraud expenses and other operational expenses which were partially offset by an increase in salaries and benefits. ChoiceOne will continue to invest in its talented staff, technology and footprint while prioritizing operational efficiency and disciplined investment. ChoiceOne has secured a location in Troy, MI and expects to open a full service branch and lending office later in 2026. We believe this new office will help us continue our strong growth in an attractive market. In addition, we are experimenting with automation and AI‑driven solutions designed to modernize processes to augment the ability for our existing staff to manage our growth.

ChoiceOne’s fourth‑quarter 2025 tax expense was reduced by $340,000 as a result of purchasing a transferable tax credit that will be applied to 2025 income taxes, with allowable carrybacks to prior years. Management is continuing to evaluate additional transferable tax credit opportunities and may pursue further purchases to help offset tax expense in 2026.

“We closed the year with solid capital and liquidity and an efficient funding mix, keeping us well‑positioned to support clients and create long‑term value” said Kelly Potes, Chief Executive Officer. “As we move into 2026, we do so with strong organic growth momentum across our markets and a renewed focus on strengthening our customer relationships. I am grateful to our employees, Board of Directors, and shareholders for their continued support of our vision to be the Best Bank in Michigan”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan, with assets over $4 billion, and the parent corporation of ChoiceOne Bank. Member FDIC. ChoiceOne Bank operates 56 offices in West, Central and Southeast Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the Nasdaq Capital Market under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website choiceone.bank.

Forward-Looking Statements

This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future”, "view" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any of ChoiceOne’s subsequent SEC filings, which are available on the SEC’s website, www.sec.gov.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release includes certain non-GAAP financial measures. ChoiceOne believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand underlying financial performance and condition and trends of ChoiceOne.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, non-GAAP measures are used as comparative tools, together with GAAP measures, to assist in the evaluation of operating performance or financial condition. These measures are also calculated using the appropriate GAAP or regulatory components in their entirety and are computed in a manner intended to facilitate consistent period-to-period comparisons. ChoiceOne’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in the tables to this press release under the heading non-GAAP reconciliation.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 – 2334

IR@ChoiceOne.bank

Condensed Balance Sheets
(Unaudited)

(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Cash and cash equivalents	$87,988	$98,978	$96,751
Equity securities, at fair value	9,353	9,505	7,782
Securities Held to Maturity	385,193	388,517	394,534
Securities Available for Sale	554,420	544,023	479,117
Federal Home Loan Bank stock	18,562	18,562	9,383
Federal Reserve Bank stock	12,554	12,554	5,307
Loans held for sale	7,185	6,323	7,288
Loans to other financial institutions	58,987	2,483	39,878
Core loans	2,963,047	2,907,445	1,505,762
Total loans held for investment	3,022,034	2,909,928	1,545,640
Allowance for credit losses	(35,550)	(34,754)	(16,552)
Loans, net of allowance for credit losses	2,986,484	2,875,174	1,529,088
Premises and equipment	48,110	46,159	27,099
Cash surrender value of life insurance policies	74,798	74,231	44,896
Goodwill	129,854	126,730	59,946
Intangible assets	31,149	31,694	1,096
Other assets	64,901	64,452	60,956

Total Assets	$4,410,551	$4,296,902	$2,723,243

Noninterest-bearing deposits	$907,007	$903,925	$524,945
Interest-bearing demand deposits	1,364,887	1,395,724	920,167
Savings deposits	607,045	588,798	338,109
Certificates of deposit	616,180	605,912	394,371
Brokered deposits	104,906	72,672	36,511
Borrowings	264,788	197,752	175,000
Subordinated debentures	48,460	48,368	35,752
Other liabilities	31,925	34,136	37,973

Total Liabilities	3,945,198	3,847,287	2,462,828

Common stock and paid-in capital, no par value; shares authorized: 30,000,000; shares outstanding: 15,000,939 at December 31, 2025, 15,017,802 at September 30, 2025, and 8,965,483 at December 31, 2024.	398,386	398,688	206,780
Retained earnings	102,641	93,124	91,414
Accumulated other comprehensive income (loss), net	(35,674)	(42,197)	(37,779)
Shareholders' Equity	465,353	449,615	260,415

Total Liabilities and Shareholders’ Equity	$4,410,551	$4,296,902	$2,723,243

Condensed Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Interest income
Loans, including fees	$46,617	$47,123	$23,571	$172,914	$89,580
Securities:
Taxable	5,663	5,249	4,846	20,906	21,228
Tax exempt	1,402	1,418	1,390	5,622	5,614
Other	694	908	1,231	3,516	4,682
Total interest income	54,376	54,698	31,038	202,958	121,104

Interest expense
Deposits	14,127	14,287	8,710	53,970	34,174
Advances from Federal Home Loan Bank	2,564	1,926	669	8,201	2,041
Other	845	888	2,310	3,717	10,447
Total interest expense	17,536	17,101	11,689	65,888	46,662

Net interest income	36,840	37,597	19,349	137,070	74,442
Provision for credit losses on loans	1,100	200	200	15,113	1,300
Provision for (reversal of) credit losses on unfunded commitments	(300)	-	-	(300)	(675)
Net Provision for credit losses expense	800	200	200	14,813	625
Net interest income after provision	36,040	37,397	19,149	122,257	73,817

Noninterest income
Customer service charges	1,683	1,729	1,237	5,994	4,774
Interchange income	2,086	2,133	1,494	7,811	5,797
Insurance and investment commissions	592	485	170	1,912	742
Gains on sales of loans	511	671	829	1,981	2,439
Net gains (losses) on sales and write downs of other assets	(200)	(39)	(5)	(226)	198
Earnings on life insurance policies	567	558	819	2,358	1,934
Trust income	689	734	241	2,525	906
Change in market value of equity securities	(197)	458	(46)	607	195
Other	366	415	255	1,704	1,010
Total noninterest income	6,097	7,144	4,994	24,666	17,995

Noninterest expense
Salaries and benefits	14,559	14,127	8,941	52,737	33,408
Occupancy and equipment	2,469	2,694	1,383	9,314	5,797
Data processing	2,374	2,499	1,499	9,311	5,905
Communication	576	517	341	2,034	1,317
Professional fees	784	834	653	3,262	2,471
Supplies and postage	291	267	179	1,107	699
Advertising and promotional	258	207	271	981	788
Intangible amortization	1,683	1,728	153	5,823	757
FDIC insurance	475	530	180	2,010	1,335
Merger related expenses	-	-	394	17,369	1,039
Other	1,880	2,812	1,350	8,787	5,207
Total noninterest expense	25,349	26,215	15,344	112,735	58,723

Income (loss) before income tax	16,788	18,326	8,799	34,188	33,089
Income tax expense (benefit)	2,921	3,645	1,640	6,012	6,362

Net income (loss)	$13,867	$14,681	$7,159	$28,176	$26,727

Basic earnings (loss) per share	$0.92	$0.98	$0.79	$2.02	$3.27
Diluted earnings (loss) per share	$0.92	$0.97	$0.79	$2.01	$3.25
Dividends declared per share	$0.29	$0.28	$0.28	$1.13	$1.09

Table 1 - Average Balances and tax-Equivalent Interest Rates (Unaudited)

	Three Months Ended December 31, 2025			Three Months Ended September 30, 2025			Three Months Ended December 31, 2024

(Dollars in thousands)	Average			Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1)(3)(4)(5)	$2,961,133	46,635	6.25%	$2,927,878	$47,142	6.39%	$1,516,466	$23,591	6.19%
Taxable securities (2)	750,256	5,663	2.99	703,045	5,249	2.96	677,133	4,846	2.85
Nontaxable securities (1)	285,782	1,776	2.47	287,274	1,795	2.48	288,368	1,760	2.43
Other	69,056	694	3.99	79,365	909	4.54	100,864	1,231	4.86
Interest-earning assets	4,066,227	54,768	5.34	3,997,562	55,095	5.47	2,582,831	31,428	4.84
Noninterest-earning assets	309,300			310,727			136,699
Total assets	$4,375,527			$4,308,289			$2,719,530

Liabilities and Shareholders' Equity:
Interest-bearing demand deposits	$1,343,600	$6,352	1.88%	$1,374,827	$6,392	1.84%	$907,631	$3,389	1.49%
Savings deposits	596,010	1,252	0.83	591,653	1,125	0.75	336,107	810	0.96
Certificates of deposit	613,387	5,502	3.56	616,686	5,777	3.72	397,364	4,291	4.30
Brokered deposit	100,133	1,021	4.05	91,735	993	4.30	19,620	220	4.46
Borrowings	255,978	2,663	4.13	179,122	2,019	4.47	197,828	2,374	4.77
Subordinated debentures	48,411	681	5.58	48,663	701	5.72	35,719	405	4.51
Other	6,311	65	4.09	8,550	94	4.38	16,928	200	4.70
Interest-bearing liabilities	2,963,830	17,536	2.35	2,911,236	17,101	2.33	1,911,197	11,689	2.43
Demand deposits	925,414			930,346			536,653
Other noninterest-bearing liabilities	26,860			28,258			16,943
Total liabilities	3,916,104			3,869,840			2,464,793
Shareholders' equity	459,423			438,449			254,737
Total liabilities and shareholders' equity	$4,375,527			$4,308,289			$2,719,530

Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$37,232			$37,994			$19,739

Net interest margin (tax-equivalent basis) (Non-GAAP) (1)			3.63%			3.77%			3.04%

(1)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. The presentation of these measures on a tax-equivalent basis is not in accordance with GAAP, but is customary in the banking industry. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.
(2)
Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(3)
Loans include both loans to other financial institutions and loans held for sale.
(4)
Non-accruing loan balances are included in the balances of average loans. Non-accruing loan average balances were $22.2 million, $17.1 million, and 3.0 million in the fourth quarter of 2025, the third quarter of 2025 and the fourth quarter of 2024, respectively.
(5)
Interest on loans included net origination fees and interest income due to accretion from purchased loans. Interest income due to accretion from purchased loans was $3.1 million, $3.6 million and $276,000 in the fourth quarter of 2025, the third quarter of 2025 and the fourth quarter of 2024, respectively.

Income Adjusted for Merger Expenses - Non-GAAP Reconciliation

(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
(In Thousands, Except Per Share Data)
Net income (loss)	$13,867	$14,681	$7,159	$28,176	$26,727

Merger related expenses net of tax	-	-	373	13,885	1,006
Merger related provision for credit losses, net of tax (1)	-	-	-	9,463	-
Adjusted net income	$13,867	$14,681	$7,532	$51,524	$27,733

Weighted average number of shares	15,015,486	15,014,933	8,963,258	13,941,260	8,166,472
Diluted average shares outstanding	15,065,937	15,061,155	9,024,567	13,992,099	8,221,065
Basic earnings (loss) per share	$0.92	$0.98	$0.79	$2.02	$3.27
Diluted earnings (loss) per share	$0.92	$0.97	$0.79	$2.01	$3.25
Adjusted basic earnings per share	$0.92	$0.98	$0.84	$3.70	$3.40
Adjusted diluted earnings per share	$0.92	$0.97	$0.83	$3.68	$3.37

(1) Merger related provision for credit loss represents the calculated credit loss on Non-PCD loans acquired during the Merger on March 1, 2025.

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
(in thousands except per share data)
Net interest income	$36,840	$37,597	$36,322	$26,311	$19,349
Net provision expense	800	200	650	13,163	200
Noninterest income	6,097	7,144	6,503	4,922	4,994
Noninterest expense	25,349	26,215	25,506	35,665	15,344
Net income (loss) before federal income tax expense	16,788	18,326	16,669	(17,595)	8,799
Income tax expense (benefit)	2,921	3,645	3,135	(3,689)	1,640
Net income (loss)	13,867	14,681	13,534	(13,906)	7,159
Basic earnings (loss) per share	0.92	0.98	0.90	(1.30)	0.79
Diluted earnings (loss) per share	0.92	0.97	0.90	(1.29)	0.79
Adjusted basic earnings per share (non-GAAP)	0.92	0.98	0.91	0.87	0.84
Adjusted diluted earnings per share (non-GAAP)	0.92	0.97	0.91	0.86	0.83

End of period balances	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
(in thousands)
Gross loans	$3,029,219	$2,916,251	$2,928,431	$2,928,896	$1,552,928
Loans held for sale (1)	7,185	6,323	7,639	3,941	7,288
Loans to other financial institutions (2)	58,987	2,483	3,033	2,393	39,878
Core loans (gross loans excluding 1 and 2 above)	2,963,047	2,907,445	2,917,759	2,922,562	1,505,762
Allowance for credit losses	35,550	34,754	34,798	34,567	16,552
Securities available for sale	554,420	544,023	479,426	480,650	479,117
Securities held to maturity	385,193	388,517	390,457	394,434	394,534
Other interest-earning assets	74,857	79,677	110,206	110,605	86,185
Total earning assets (before allowance)	4,043,689	3,928,468	3,908,520	3,914,585	2,512,764
Total assets	4,410,551	4,296,902	4,310,252	4,305,391	2,723,243
Noninterest-bearing deposits	907,007	903,925	943,873	912,033	524,945
Interest-bearing demand deposits	1,364,887	1,395,724	1,322,336	1,406,660	920,167
Savings deposits	607,045	588,798	595,981	602,337	338,109
Certificates of deposit	616,180	605,912	624,209	663,404	394,371
Brokered deposits	104,906	72,672	106,225	67,295	36,511
Total deposits	3,600,025	3,567,031	3,592,624	3,651,729	2,214,103
Deposits excluding brokered	3,495,119	3,494,359	3,486,399	3,584,434	2,177,592
Total subordinated debt	48,460	48,368	48,277	48,186	35,752
Total borrowed funds	264,788	197,752	198,428	137,330	175,000
Other interest-bearing liabilities	7,689	7,695	8,529	13,420	24,003
Total interest-bearing liabilities	3,013,955	2,916,921	2,903,985	2,938,632	1,923,913
Shareholders' equity	465,353	449,615	431,761	427,068	260,415

Average Balances	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
(in thousands)
Loans	$2,961,133	$2,927,878	$2,936,168	$2,019,643	$1,516,466
Securities	1,036,038	990,319	984,607	978,769	965,501
Other interest-earning assets	69,056	79,365	63,416	115,091	100,864
Total earning assets (before allowance)	4,066,227	3,997,562	3,984,191	3,113,503	2,582,831
Total assets	4,375,527	4,308,289	4,298,513	3,319,591	2,719,530
Noninterest-bearing deposits	925,414	930,346	915,637	651,424	536,653
Interest-bearing deposits	2,552,997	2,583,166	2,573,927	2,030,543	1,641,102
Brokered deposits	100,133	91,735	120,720	45,553	19,620
Total deposits	3,578,544	3,605,247	3,610,284	2,727,520	2,197,375
Total subordinated debt	48,411	48,663	48,971	40,182	35,719
Total borrowed funds	255,978	179,122	169,257	193,961	197,828
Other interest-bearing liabilities	6,311	8,550	11,763	20,553	16,928
Total interest-bearing liabilities	2,963,830	2,911,236	2,924,638	2,330,792	1,911,197
Shareholders' equity	459,423	438,449	427,543	302,537	254,737

Loan Breakout (in thousands)	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
Agricultural	$56,218	$51,183	$47,273	$48,165	$48,221
Commercial and Industrial	352,556	352,876	351,367	345,138	228,256
Commercial Real Estate	1,780,396	1,728,774	1,743,541	1,757,599	901,130
Consumer	26,701	27,328	29,741	30,932	29,412
Construction Real Estate	19,139	18,440	21,508	18,067	17,042
Residential Real Estate	728,037	728,844	724,329	722,661	281,701
Loans to Other Financial Institutions	58,987	2,483	3,033	2,393	39,878
Gross Loans (excluding held for sale)	$3,022,034	$2,909,928	$2,920,792	$2,924,955	$1,545,640

Allowance for credit losses	35,550	34,754	34,798	34,567	16,552

Net loans	$2,986,484	$2,875,174	$2,885,994	$2,890,388	$1,529,088

Performance Ratios	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.

Annualized return on average assets	1.27%	1.36%	1.26%	-1.68%	1.05%
Annualized return on average equity	12.07%	13.39%	12.66%	-18.39%	11.24%
Annualized return on average tangible common equity	16.66%	19.08%	18.26%	-27.97%	14.54%
Net interest margin (GAAP)	3.59%	3.73%	3.66%	3.43%	2.98%
Net interest margin (fully tax-equivalent)	3.63%	3.77%	3.70%	3.48%	3.04%
Efficiency ratio	54.12%	54.76%	55.32%	111.01%	61.29%
Annualized cost of funds	1.79%	1.77%	1.84%	1.86%	1.90%
Annualized cost of deposits	1.57%	1.57%	1.65%	1.59%	1.58%
Cost of interest bearing liabilities	2.35%	2.33%	2.41%	2.37%	2.43%
Shareholders' equity to total assets	10.55%	10.46%	10.02%	9.91%	9.56%
Tangible common equity to tangible assets	7.16%	7.04%	6.54%	6.40%	7.49%
Annualized noninterest expense to average assets	2.32%	2.43%	2.37%	4.30%	2.26%
Loan to deposit	84.14%	81.76%	81.51%	80.21%	70.14%
Full-time equivalent employees	569	573	571	605	377

Capital Ratios ChoiceOne Financial Services Inc.	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.

Total capital (to risk weighted assets)	12.7%	13.0%	12.4%	12.0%	14.5%
Common equity Tier 1 capital (to risk weighted assets)	10.2%	10.3%	9.8%	9.4%	12.0%
Tier 1 capital (to risk weighted assets)	10.7%	10.9%	10.4%	10.0%	12.2%
Tier 1 capital (to average assets)	8.5%	8.5%	8.2%	10.4%	9.1%
Tier 1 capital (to total assets)	8.1%	8.2%	7.9%	7.6%	8.9%
Commercial Real Estate Loans (non-owner occupied) as a percentage of total capital	279.0%	275.2%	288.2%	302.0%	195.6%

Capital Ratios ChoiceOne Bank	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.

Total capital (to risk weighted assets)	12.5%	12.8%	12.4%	11.9%	12.7%
Common equity Tier 1 capital (to risk weighted assets)	11.4%	11.7%	11.3%	10.9%	12.0%
Tier 1 capital (to risk weighted assets)	11.4%	11.7%	11.3%	10.9%	12.0%
Tier 1 capital (to average assets)	9.1%	9.1%	8.9%	11.3%	8.9%
Tier 1 capital (to total assets)	8.7%	8.8%	8.6%	8.3%	8.7%
Commercial Real Estate Loans (non-owner occupied) as a percentage of total capital	284.4%	280.0%	290.6%	303.9%	224.9%

Asset Quality	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$305	$244	$418	$72	$138
Annualized net loan charge-offs (recoveries) to average loans	0.04%	0.03%	0.06%	0.01%	0.04%
Allowance for credit losses	$35,550	$34,754	$34,798	$34,567	$16,552
Unfunded commitment liability	$1,347	$1,647	$1,647	$1,647	$1,485
Allowance to loans (excludes held for sale)	1.18%	1.19%	1.19%	1.18%	1.07%
Total funds reserved to pay for loans (includes liability for unfunded commitments and excludes held for sale)	1.22%	1.25%	1.25%	1.24%	1.17%
Non-Accruing loans	$27,058	$17,365	$16,854	$16,789	$3,704
Nonperforming loans (includes OREO)	$29,582	$19,940	$19,296	$19,154	$4,177
Nonperforming loans to total loans (excludes held for sale)	0.98%	0.69%	0.66%	0.65%	0.27%
Non Accrual classified as PCD	$19,007	$11,393	$12,017	$12,891	$-
Nonperforming loans to total loans (excludes held for sale) attributed to PCD	0.63%	0.39%	0.41%	0.44%	-
Nonperforming assets to total assets	0.67%	0.46%	0.45%	0.44%	0.15%

Other Non-GAAP Reconciliation

(Unaudited)

NON-GAAP Reconciliation	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
Net interest income (tax-equivalent basis) (Non-GAAP)	$37,232	$37,994	$36,711	$26,710	$19,739
Net interest margin (fully tax-equivalent)	3.63%	3.77%	3.70%	3.48%	3.04%

Reconciliation to Reported Net Interest Income

Net interest income (tax-equivalent basis) (Non-GAAP)	$37,232	$37,994	$36,711	$26,710	$19,739

Adjustment for taxable equivalent interest	(392)	(397)	(389)	(399)	(390)

Net interest income (GAAP)	$36,840	$37,597	$36,322	$26,311	$19,349
Net interest margin (GAAP)	3.59%	3.73%	3.66%	3.43%	2.98%

(dollars in thousands)	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
Total assets	$4,410,551	$4,296,902	$4,310,252	$4,305,391	$2,723,243
Less: goodwill	129,854	126,730	126,730	126,730	59,946
Less: core deposit intangible	31,149	31,694	33,421	35,153	1,096
Tangible assets	$4,249,548	$4,138,478	$4,150,101	$4,143,508	$2,662,201

Total equity	$465,353	$449,615	$431,761	$427,068	$260,415
Less: goodwill	129,854	126,730	126,730	126,730	59,946
Less: core deposit intangible	31,149	31,694	33,421	35,153	1,096
Tangible common equity	$304,350	$291,191	$271,610	$265,185	$199,373
Tangible common equity to tangible assets	7.16%	7.04%	6.54%	6.40%	7.49%

(dollars in thousands)	2025 4th Qtr.	2025 3rd Qtr.	2025 2nd Qtr.	2025 1st Qtr.	2024 4th Qtr.
Net income	$13,867	$14,681	$13,534	$(13,906)	$7,159
Less: intangible amortization (tax affected at 21%)	1,330	1,365	1,369	537	121
Adjusted net income	$12,537	$13,316	$12,165	$(14,443)	$7,038

Average shareholders' equity	$459,423	$438,449	$427,543	$302,537	$254,737
Less: average goodwill	127,308	126,730	126,730	83,030	59,946
Less: average core deposit intangible	31,092	32,599	34,356	12,983	1,179
Average tangible common equity	$301,023	$279,120	$266,457	$206,524	$193,612

Return on average tangible common equity	16.66%	19.08%	18.26%	-27.97%	14.54%